Exhibit (a)(5)(F)

EFiled: Feb 13 2013 02:12PM EST
Transaction ID 49507524
Case No. 8311-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ILYA PICHKHADZE, individually and on	)
behalf of all others similarly situated,	)
)
Plaintiff,	)	C.A. No.:
)
v.	)
)
JOSEPH COWAN, JOHN DORMAN,	)
EDWARD HOROWITZ, BRUCE JAFFE,	)
DONALD LAYDEN, JR., MICHAEL	)
LEITNER, ERVIN SHAMES, WILLIAM	)
WASHECKA, BARRY WESSLER, ONLINE	)
RESOURCES CORPORATION, ACI	)
WORLDWIDE, INC., and OCELOT	)
ACQUISITION CORP.,	)
)
Defendants.	)

VERIFICATION AND AFFIDAVIT OF

ILYA PICHKHADZE

STATE OF NEW JERSEY	}
	}	s.s.:
COUNTY OF HUDSON	}

Ilya Pichkhadze, being duly sworn deposes and says that:

1. I am the Plaintiff in the above-entitled action, have read the foregoing Verified Class Action Complaint for Breach of Fiduciary Duty, and believe it to be true and correct, and the same is true to my own knowledge, except as to the matters therein stated to be alleged upon information and belief, and as to those matters I believe them to be true.

2. I have not received, been promised or offered and will not accept any form of compensation, directly or indirectly, for prosecuting or serving as a representative party in this action except (i) such damages or other relief as the Court may award me as a member of the

Class; (ii) such fees, costs or other payments as the Court expressly approves to be paid to me, or (iii) reimbursement, paid by my attorneys, of actual and reasonable out-of-pocket expenditures incurred directly in connection with the prosecution of this action.

STATE OF NEW JERSEY	Ilya Pichkhadze
COUNTY OF HUDSON
Sworn to before me this

12 Day of FEBRUARY, 2013

Notary Public

My commission expires: